As filed with the U.S. Securities and Exchange Commission on August 17, 2021

Securities Act File No. 333-256708

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.
Post-Effective Amendment No. 1	☒
(Check appropriate box or boxes)

Morgan Stanley Institutional Fund, Inc.

(Exact Name of Registrant as Specified in Charter)

522 Fifth Avenue

New York, New York 10036

(Address of Principal Executive Offices: (Number, Street, City, State, Zip Code))

(800) 548-7786

(Area Code and Telephone Number)

Mary E. Mullin, Esq.

Morgan Stanley Investment Management Inc.

1633 Broadway

New York, New York 10019

(Name and Address of Agent for Service)

Copy to:

Mark Parise, Esq.	Allison Fumai, Esq.
Perkins Coie LLP	Dechert LLP
1155 Avenue of the Americas	1095 Avenue of the Americas
22nd Floor	New York, New York 10036
New York, New York 10036

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of common shares of beneficial interest of Morgan Stanley Institutional Fund, Inc. have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940.

EXPLANATORY NOTE

The Parts A and B of the Registrant’s Registration Statement on Form N-14 (File No. 333-256708), filed with the Securities and Exchange Commission (the “SEC”) on June 2, 2021, are incorporated herein by reference. The definitive versions of Parts A and B were filed with the SEC on July 13, 2021 pursuant to Rule 497 under the Securities Act of 1933, as amended (the “Securities Act”).

This Post-Effective Amendment is being filed solely for the purpose of filing the final tax opinion as Exhibit No. (12) to this Registration Statement on Form N-14.

PART C. OTHER INFORMATION

ITEM 15. INDEMNIFICATION

The response to this item is incorporated herein by reference to Exhibits 1 and 2 under Item 16 below and by reference to Item 30 of the Company’s Post-Effective Amendment No. 123 to its Registration Statement on Form N-1A dated August 19, 2013 (File Nos. 033-23166; 811-05624).

ITEM 16. EXHIBITS

(1)	(a)	Articles of Amendment and Restatement, dated September 20, 1995, are incorporated herein by reference to Exhibit 1(a) to Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A filed on October 13, 1995.

	(b)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (reclassifying shares), dated December 18, 1995, are incorporated herein by reference to Exhibit 1(b) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on May 24, 1996.

	(c)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding new Technology Portfolio), dated May 2, 1996, are incorporated herein by reference to Exhibit 1(c) to Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A filed on May 24, 1996.

	(d)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding U.S. Equity Plus Portfolio), dated May 21, 1997, are incorporated herein by reference to Exhibit 1(d) to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A filed on February 27, 1998.

	(e)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding European Real Estate and Asian Real Estate Portfolios), dated June 10, 1997, are incorporated herein by reference to Exhibit 1(e) to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A filed on February 27, 1998.

	(f)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Class B shares to the Money Market Portfolio), dated December 16, 1997, are incorporated herein by reference to Exhibit 1(f) to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A filed on February 27, 1998.

	(g)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (Active Country Allocation Portfolio name changed to Active International Portfolio), dated July 17, 1998, are incorporated herein by reference to Exhibit (a)(7) to Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A filed on January 27, 1999.

	(h)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (Active International Portfolio name changed to Active International Allocation Portfolio), dated August 6, 1998, are incorporated herein by reference to Exhibit (a)(8) to Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A filed on January 27, 1999.

	(i)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (changing corporate name to Morgan Stanley Dean Witter Institutional Fund, Inc.), dated November 20, 1998, are incorporated herein by reference to Exhibit (a)(9) to Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A filed on January 27, 1999.

	(j)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (Aggressive Equity Portfolio name changed to Focus Equity Portfolio and Emerging Growth Portfolio name changed to Small Company Growth Portfolio), dated September 24, 1999, are incorporated herein by reference to Exhibit (a)(10) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A filed on May 1, 2000.

(k)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (changing corporate name to Morgan Stanley Institutional Fund, Inc., Global Equity Portfolio name changed to Global Value Equity Portfolio, European Equity Portfolio named changed to European Value Equity Portfolio and Japanese Equity Portfolio name changed to Japanese Value Equity Portfolio), dated April 23, 2001, are incorporated herein by reference to Exhibit (a)(11) to Post-Effective Amendment No. 45 to the Registration Statement on Form N-1A filed on April 30, 2001.

(l)	Articles of Amendment to the Amended and Restated Articles of Incorporation (Fixed Income Portfolio name changed to Fixed Income III Portfolio, High Yield Portfolio name changed to High Yield II Portfolio and Global Fixed Income Portfolio name changed to Global Fixed Income II Portfolio), dated July 23, 2001, are incorporated herein by reference to Exhibit (a) (12) of Post-Effective Amendment No. 59 to the Registration Statement on Form N-1A filed on April 28, 2006.

(m)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding new Global Franchise Portfolio), dated October 18, 2001, are incorporated herein by reference to Exhibit (a)(7) to Post-Effective Amendment No. 48 to the Registration Statement on Form N-1A filed on November 26, 2001.

(n)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (liquidating Small Cap Value Equity Portfolio, Balanced Portfolio, Fixed Income Portfolio, High Yield Portfolio and Global Fixed Income Portfolio and adding Large Cap Relative Value Portfolio), dated June 6, 2003, are incorporated herein by reference to Exhibit (a)(13) to Post-Effective Amendment No. 50 to the Registration Statement on Form N-1A filed on June 6, 2003.

(o)	Certificate of Correction to the Articles Supplementary, dated as of March 21, 2005, is incorporated herein by reference to Exhibit (a)(15) of Post-Effective Amendment No. 70 to the Registration Statement on Form N-1A filed on July 18, 2007.

(p)	Certificate of Correction to the Articles Supplementary, dated April 26, 2005, is incorporated herein by reference to Exhibit (a)(14) to Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A filed on April 29, 2005.

(q)	Certificate of Correction to the Articles Supplementary, dated April 26, 2005, is incorporated herein by reference to Exhibit (a)(15) to Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A filed on April 29, 2005.

(r)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (liquidating the Asian Equity, Asian Real Estate, European Value Equity, Japanese Value Equity, Latin American and Technology Portfolios), dated April 26, 2005, are incorporated herein by reference to Exhibit (a)(16) to Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A filed on April 29, 2005.

(s)	Articles of Amendment to the Articles of Amendment and Restatement (Large Cap Relative Value Portfolio name changed to Large Cap Value Portfolio and Value Equity Portfolio name changed to Large Cap Relative Value Portfolio), dated August 25, 2005, are incorporated by reference to Exhibit (a)(17) to Post-Effective Amendment No. 55 to the Registration Statement on Form N-1A filed on October 7, 2005.

(t)	Articles of Amendment to the Articles of Amendment and Restatement (European Real Estate Portfolio name changed to International Real Estate Portfolio), dated August 25, 2005, are incorporated herein by reference to Exhibit (a)(18) to Post-Effective Amendment No. 55 to the Registration Statement on Form N-1A filed on October 7, 2005.

(u)	Certificate of Correction to the Articles Supplementary, dated September 20, 2005, is incorporated herein by reference to Exhibit (a)(19) to Post-Effective Amendment No. 55 to the Registration Statement on Form N-1A filed on October 7, 2005.

(v)	Certificate of Correction to the Articles Supplementary, dated September 20, 2005, is incorporated herein by reference to Exhibit (a)(20) to Post-Effective Amendment No. 55 to the Registration Statement on Form N-1A filed on October 7, 2005.

(w)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (changing the name of the Value Equity Portfolio to the Large Cap Relative Value Portfolio and the Equity Growth Portfolio to the U.S. Large Cap Growth Portfolio), dated September 20, 2005, are incorporated herein by reference to Exhibit (a)(21) to Post-Effective Amendment No. 55 to the Registration Statement on Form N-1A filed on October 7, 2005.

(x)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding International Growth Equity Portfolio), dated November 15, 2005, are incorporated herein by reference to Exhibit (a)(22) to Post-Effective Amendment No. 56 to the Registration Statement on Form N-1A filed on December 20, 2005.

(y)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (effecting a reverse stock split of the Emerging Markets Debt Portfolio), dated February 24, 2006, are incorporated herein by reference to Exhibit (a) (24) of Post-Effective Amendment No. 59 to the Registration Statement on Form N-1A filed on April 28, 2006.

(z)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Systematic Active Large Cap Core Portfolio, Systematic Active Small Cap Core Portfolio, Systematic Active Small Cap Value Portfolio and Systematic Active Small Cap Growth Portfolio), dated February 6, 2006, are incorporated herein by reference to Exhibit (a) (25) of Post-Effective Amendment No. 59 to the Registration Statement on Form N-1A filed on April 28, 2006.

(aa)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Global Real Estate Portfolio), dated April 25, 2006, are incorporated herein by reference to Exhibit (a) (26) of Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A filed on May 3, 2006.

(bb)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (liquidating the assets of Municipal Money Market Portfolio and Money Market Portfolio), dated August 24, 2006, are incorporated herein by reference to Exhibit (a)(28) of Post-Effective Amendment No. 70 to the Registration Statement on Form N-1A filed on July 18, 2007.

(cc)	Certificate of Correction to the Registrant’s Articles of Amendment, dated February 6, 2007, is incorporated herein by reference to Exhibit (a)(27) of Post-Effective Amendment No. 65 to the Registration Statement on Form N-1A filed on April 27, 2007.

(dd)	Certificate of Correction to the Registrant’s Articles of Amendment, dated February 6, 2007, is incorporated herein by reference to Exhibit (a)(28) of Post-Effective Amendment No. 65 to the Registration Statement on Form N-1A filed on April 27, 2007.

(ee)	Articles of Restatement, dated February 20, 2007, are incorporated herein by reference to Exhibit (a)(29) of Post-Effective Amendment No. 65 to the Registration Statement on Form N-1A filed on April 27, 2007.

(ff)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Disciplined Large Cap Value Active Extension Portfolio and Systematic Large Cap Core Active Extension Portfolio), dated February 21, 2007, are incorporated herein by reference to Exhibit (a)(30) of Post-Effective Amendment No. 68 to the Registration Statement on Form N-1A filed on May 29, 2007.

(gg)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding International Growth Active Extension Portfolio), dated April 25, 2007, are incorporated herein by reference to Exhibit (a)(31) of Post-Effective Amendment No. 69 to the Registration Statement on Form N-1A filed on July 10, 2007.

(hh)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding U.S. Small/Mid Cap Value Portfolio), dated September 26, 2007, are incorporated herein by reference to Exhibit (a)(34) to Post-Effective Amendment No. 71 to the Registration Statement on Form N-1A filed on September 26, 2007.

(ii)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Class H shares to certain Portfolios), dated December 18, 2007, are incorporated herein by reference to Exhibit (a)(35) to Post-Effective Amendment No. 73 to the Registration Statement on Form N-1A filed on December 20, 2007.

(jj)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement, (redesignating all Portfolios’ Class A and Class B shares as Class I and Class P shares, respectively), dated December 18, 2007, are incorporated herein by reference to Exhibit (a)(36) to Post-Effective Amendment No. 73 to the Registration Statement on Form N-1A filed on December 20, 2007.

(kk)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (changing the name of the Focus Equity Portfolio to the Focus Growth Portfolio and the U.S. Large Cap Growth Portfolio to the Capital Growth Portfolio), dated April 22, 2008, are incorporated herein by reference to Exhibit (a)(37) to Post-Effective Amendment No. 75 to the Registration Statement on Form N-1A filed on April 28, 2008.

(ll)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Class L shares to certain Portfolios), dated June 3, 2008, are incorporated herein by reference to Exhibit (a)(37) to Post-Effective Amendment No. 76 to the Registration Statement on Form N-1A filed on June 3, 2008.

(mm)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (liquidating the assets of Systematic Active Large Cap Core, Systematic Active Small Cap Core, Systematic Active Small Cap Growth and Systematic Active Small Cap Value Portfolios), dated June 27, 2008, are incorporated herein by reference to Exhibit (a)(38) to Post-Effective Amendment No. 78 to the Registration Statement on Form N-1A filed on October 17, 2008.

(nn)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (liquidating the assets of Disciplined Large Cap Value Active Extension and Systematic Large Cap Core Active Extension Portfolios), dated October 13, 2008, are incorporated herein by reference to Exhibit (a)(39) to Post-Effective Amendment No. 78 to the Registration Statement on Form N-1A filed on October 17, 2008.

(oo)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (with respect to Class P shares of International Small Cap Portfolio), dated October 14, 2008, are incorporated herein by reference to Exhibit (a)(40) to Post-Effective Amendment No. 78 to the Registration Statement on Form N-1A filed on October 17, 2008.

(pp)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (liquidating the assets of International Magnum Portfolio), dated April 16, 2009, are incorporated herein by reference to Exhibit (a)(42) to Post-Effective Amendment No. 79 to the Registration Statement on Form N-1A filed on April 28, 2009.

(qq)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (liquidating the assets of International Growth Active Extension Portfolio), dated January 20, 2010, are incorporated herein by reference to Exhibit (a)(43) to Post-Effective Amendment No. 82 to the Registration Statement on Form N-1A filed on February 23, 2010.

(rr)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (liquidating the assets of Global Value Equity Portfolio), dated January 20, 2010, are incorporated herein by reference to Exhibit (a)(44) to Post-Effective Amendment No. 82 to the Registration Statement on Form N-1A filed on February 23, 2010.

(ss)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Advantage, Equity Growth, Global Growth and International Opportunity Portfolios), dated January 20, 2010, are incorporated herein by reference to Exhibit (a)(45) to Post-Effective Amendment No. 82 to the Registration Statement on Form N-1A filed on February 23, 2010.

(tt)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (liquidating the assets of International Growth Equity, Large Cap Relative Value and U.S. Small/Mid Cap Value Portfolios), dated July 28, 2010, are incorporated herein by reference to Exhibit (a)(46) to Post-Effective Amendment No. 87 to the Registration Statement on Form N-1A filed on August 31, 2010.

(uu)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Select Global Infrastructure Portfolio), dated July 28, 2010, are incorporated herein by reference to Exhibit (a)(47) to Post-Effective Amendment No. 87 to the Registration Statement on Form N-1A filed on August 31, 2010.

(vv)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (changing the name of the Equity Growth Portfolio to the Opportunity Portfolio and changing the name of the Global Growth Portfolio to the Global Opportunity Portfolio), dated October 4, 2010, are incorporated herein by reference to Exhibit (a)(48) to Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A filed on October 28, 2010.

(ww)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Asian Equity, Global Advantage, Global Discovery and International Advantage Portfolios), dated December 8, 2010, are incorporated herein by reference to Exhibit (a)(49) to Post-Effective Amendment No. 91 to the Registration Statement on Form N-1A filed on December 14, 2010.

(xx)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (changing the name of the Capital Growth Portfolio to the Growth Portfolio), dated April 5, 2011, are incorporated herein by reference to Exhibit (a)(50) to Post-Effective No. 93 to the Registration Statement on Form N-1A filed on April 27, 2011.

(yy)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Class H and Class L shares to Small Company Growth and U.S. Real Estate Portfolios), dated August 11, 2011, are incorporated herein by reference to Exhibit (a)(51) to Post-Effective Amendment No. 96 to the Registration Statement on Form N-1A filed on August 22, 2011.

(zz)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Global Insight and Insight Portfolios), dated October 7, 2011, are incorporated by reference to Exhibit (a)(52) to Post-Effective Amendment No. 99 to the Registration Statement on Form N-1A filed on December 9, 2011.

(aaa)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (changing the name of the Emerging Markets Debt Portfolio to Emerging Markets Domestic Debt Portfolio), dated April 23, 2012, are incorporated by reference to Exhibit (a)(54) to Post-Effective Amendment No. 99 to the Registration Statement on Form N-1A filed on April 27, 2012.

(bbb)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Class H and Class L shares to Active International Allocation, Emerging Markets, Focus Growth, Global Franchise, Growth, International Equity, International Real Estate and International Small Cap Portfolios), dated April 23, 2012, are incorporated by reference to Exhibit (a)(53) to Post-Effective Amendment No. 99 to the Registration Statement on Form N-1A filed on April 27, 2012.

(ccc)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Emerging Markets External Debt, Multi-Asset and Total Emerging Markets Portfolios), dated May 17, 2012, are incorporated by reference to Exhibit (a)(55) to Post-Effective Amendment No. 107 to the Registration Statement on Form N-1A filed on May 23, 2012.

(ddd)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Frontier Emerging Markets Portfolio), dated June 22, 2012, are incorporated by reference to Exhibit (a)(56) to Post-Effective Amendment No. 109 to the Registration Statement on Form N-1A filed on June 26, 2012.

(eee)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (liquidating the assets of Focus Growth Portfolio), dated April 8, 2013, are incorporated herein by reference to Exhibit (a)(57) to Post-Effective Amendment No. 114 to the Registration Statement on Form N-1A filed on April 25, 2013.

(fff)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Class IS shares to Advantage, Emerging Markets, Emerging Markets Domestic Debt, Emerging Markets External Debt, Global Opportunity, Global Real Estate, Growth, International Equity, International Opportunity, International Real Estate, Opportunity, Select Global Infrastructure, Small Company Growth and U.S. Real Estate Portfolios), dated May 16, 2013, are incorporated herein by reference to Exhibit (a)(58) to Post-Effective Amendment No. 118 to the Registration Statement on Form N-1A filed on June 3, 2013.

(ggg)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Global Quality Portfolio), dated August 2, 2013, are incorporated by reference to Exhibit (a)(59) to Post-Effective Amendment No. 123 to the Registration Statement on Form N-1A filed on August 16, 2013.

(hhh)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (reclassifying Class H shares of each Portfolio (other than Global Insight, Insight and International Real Estate Portfolios) as Class P shares), dated August 13, 2013, are incorporated by reference to Exhibit (a)(60) to Post-Effective Amendment No. 123 to the Registration Statement on Form N-1A filed on August 16, 2013.

(iii)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement ((i) changing the designation of Class H shares of each of the Global Insight and Insight Portfolios to Class A shares and (ii) changing the designation of Class P shares of each Portfolio (other than Global Insight, Global Quality and Insight Portfolios)) to Class A shares, dated August 13, 2013, are are incorporated by reference to Exhibit (a)(61) to Post-Effective Amendment No. 123 to the Registration Statement on Form N-1A filed on August 16, 2013.

(jjj)	Certificate of Correction to the Registrant’s Articles of Amendment, dated September 5, 2013, is incorporated herein by reference to Exhibit (a)(62) to Post-Effective Amendment No. 125 to the Registration Statement on Form N-1A filed on April 29, 2014.

(kkk)	Certificate of Correction to the Registrant’s Articles of Amendment, dated September 5, 2013, is incorporated herein by reference to Exhibit (a)(63) to Post-Effective Amendment No. 125 to the Registration Statement on Form N-1A filed on April 29, 2014.

(lll)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Emerging Markets Leaders Portfolio), dated November 14, 2014, are incorporated herein by reference to Exhibit (a)(64) to Post-Effective Amendment No. 128 to the Registration Statement on Form N-1A filed on November 25, 2014.

(mmm)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Class IS shares to Frontier Emerging Markets Portfolio), are incorporated herein by reference to Exhibit (a)(65) to Post-Effective Amendment No. 133 to the Registration Statement on Form N-1A filed on February 13, 2015.

(nnn)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (liquidating the assets of Total Emerging Markets Portfolio), dated March 26, 2015, are incorporated by reference to Exhibit (a)(66) to Post-Effective Amendment No. 137 to the Registration Statement on Form N-1A filed on April 27, 2015.

(ooo)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (changing the name of the Select Global Infrastructure Portfolio to Global Infrastructure Portfolio), dated March 27, 2015, are incorporated by reference to Exhibit (a)(67) to Post-Effective Amendment No. 137 to the Registration Statement on Form N-1A filed on April 27, 2015.

(ppp)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Class C shares to all Portfolios), are incorporated by reference to Exhibit (a)(68) to Post-Effective Amendment No. 137 to the Registration Statement on Form N-1A filed on April 27, 2015.

(qqq)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Class IS shares to Global Franchise and Multi-Asset Portfolios), dated May 11, 2015, are incorporated by reference to Exhibit (a)(69) to Post-Effective Amendment No. 138 to the Registration Statement on Form N-1A filed on May 12, 2015.

(rrr)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (changing the name of the Emerging Markets External Debt Portfolio to the Emerging Markets Fixed Income Opportunities Portfolio), dated November 25, 2015, are incorporated herein by reference to Exhibit (a)(70) to Post-Effective Amendment No. 143 to the Registration Statement on Form N-1A filed on December 1, 2015.

(sss)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (eliminating Emerging Markets Domestic Debt Portfolio), dated November 25, 2015, are incorporated herein by reference to Exhibit (a)(71) to Post-Effective Amendment No. 143 to the Registration Statement on Form N-1A filed on December 1, 2015.

(ttt)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (liquidating International Small Cap Portfolio), dated November 25, 2015, are incorporated herein by reference to Exhibit (a)(72) to Post-Effective Amendment No. 143 to the Registration Statement on Form N-1A filed on December 1, 2015.

(uuu)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Emerging Markets Small Cap Portfolio), dated November 25, 2015, are incorporated herein by reference to Exhibit (a)(73) to Post-Effective Amendment No. 143 to the Registration Statement on Form N-1A filed on December 1, 2015.

(vvv)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Asia Opportunity Portfolio), dated November 25, 2015, are incorporated herein by reference to Exhibit (a)(74) to Post-Effective Amendment No. 143 to the Registration Statement on Form N-1A filed on December 1, 2015.

(www)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (eliminating Opportunity Portfolio), dated March 1, 2016, are incorporated herein by reference to Exhibit (a)(75) to Post-Effective Amendment No. 148 to the Registration Statement on Form N-1A filed on April 26, 2016.

(xxx)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (eliminating Class H shares of International Real Estate Portfolio), dated March 1, 2016, are incorporated herein by reference to Exhibit (a)(76) to Post-Effective Amendment No. 148 to the Registration Statement on Form N-1A filed on April 26, 2016.

(yyy)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Fundamental Multi-Cap Core, Global Concentrated, Global Core and US Core Portfolios), dated May 9, 2016, are incorporated herein by reference to Exhibit (a)(77) to Post-Effective Amendment No. 150 to the Registration Statement on Form N-1A filed on May 11, 2016.

(zzz)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (liquidating Asian Equity Portfolio), dated September 1, 2016, are incorporated herein by reference to Exhibit (a)(78) to Post-Effective Amendment No. 155 to the Registration Statement on Form N-1A filed on September 29, 2016.

(aaaa)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Emerging Markets Breakout Nations Portfolio), dated October 20, 2016, are incorporated herein by reference to Exhibit (a)(79) to Post-Effective Amendment No. 157 to the Registration Statement on Form N-1A filed on December 13, 2016.

(bbbb)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (changing the name of the Frontier Emerging Markets Portfolio to the Frontier Markets Portfolio), dated March 31, 2017, are incorporated herein by reference to Exhibit (a)(80) to Post-Effective Amendment No. 165 to the Registration Statement on Form N-1A filed on April 28, 2017.

(cccc)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Class T shares to all Portfolios except Fundamental Multi-Cap Core Portfolio), dated September 11, 2017, are incorporated herein by reference to Exhibit (a)(81) to Post-Effective Amendment No. 173 to the Registration Statement on Form N-1A filed on September 29, 2017.

(dddd)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Global Counterpoint Portfolio), dated November 14, 2017, are incorporated herein by reference to Exhibit (a)(82) to Post-Effective Amendment No. 180 to the Registration Statement on Form N-1A filed on December 15, 2017.

(eeee)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Class IS shares to Active International Allocation, Global Advantage, Global Discovery, Global Insight, Insight and International Advantage Portfolios and Class IR shares to all Portfolios except Fundamental Multi-Cap Core Portfolio), dated March 16, 2018, are incorporated herein by reference to Exhibit (a)(83) to Post-Effective Amendment No. 199 to the Registration Statement on Form N-1A filed on April 27, 2018.

(ffff)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (changing the name of the Global Quality Portfolio to the Global Sustain Portfolio), dated March 30, 2018, are incorporated herein by reference to Exhibit (a)(84) to Post-Effective Amendment No. 199 to the Registration Statement on Form N-1A filed on April 27, 2018.

(gggg)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Global Concentrated Real Estate and Real Assets Portfolios), dated March 30, 2018, are incorporated herein by reference to Exhibit (a)(85) to Post-Effective Amendment No. 205 to the Registration Statement on Form N-1A filed on May 29, 2018.

(hhhh)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Global Permanence Portfolio), dated August 23, 2018, are incorporated herein by reference to Exhibit (a)(86) to Post-Effective Amendment No. 212 to the Registration Statement on Form N-1A filed on October 4, 2018.

(iiii)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (changing the name of the Global Permanence Portfolio to the Global Endurance Portfolio), dated December 4, 2018, are incorporated herein by reference to Exhibit (a)(87) to Post-Effective Amendment No. 214 to the Registration Statement on Form N-1A filed on January 29, 2019.

	(jjjj)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Global Permanence Portfolio), dated March 1, 2019, are incorporated herein by reference to Exhibit (a)(88) to Post-Effective Amendment No. 215 to the Registration Statement on Form N-1A filed on April 12, 2019.

	(kkkk)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (eliminating Fundamental Multi-Cap Core Portfolio), dated October 9, 2018, are incorporated herein by reference to Exhibit (a)(89) to Post-Effective Amendment No. 217 to the Registration Statement on Form N-1A filed on April 30, 2019.

	(llll)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (changing the name of the Small Company Growth Portfolio to the Inception Portfolio), dated February 5, 2019, are incorporated herein by reference to Exhibit (a)(90) to Post-Effective Amendment No. 217 to the Registration Statement on Form N-1A filed on April 30, 2019.

	(mmmm)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding China Equity Portfolio), dated August 13, 2019, are incorporated herein by reference to Exhibit (a)(91) to Post-Effective Amendment No. 221 to the Registration Statement on Form N-1A filed on August 28, 2019.

	(nnnn)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Developing Opportunity Portfolio), dated October 23, 2019, are incorporated herein by reference to Exhibit (a)(92) to Post-Effective Amendment No. 226 to the Registration Statement on Form N-1A filed on December 13, 2019.

	(oooo)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (adding Permanence Portfolio), dated January 2, 2020, are incorporated herein by reference to Exhibit (a)(93) to Post-Effective Amendment No. 230 to the Registration Statement on Form N-1A filed on March 6, 2020.

	(pppp)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (liquidating the assets of Emerging Markets Breakout Nations), dated September 16, 2020, are incorporated herein by reference to Exhibit (a)(94) to Post- Effective Amendment No. 236 to the Registration Statement on Form N-1A filed on April 6, 2021.

	(qqqq)	Articles Supplementary to Registrant’s Articles of Amendment and Restatement (liquidating the assets of International Real Estate and Multi-Asset Portfolios), dated September 16, 2020, are incorporated herein by reference to Exhibit (a)(95) to Post-Effective Amendment No. 236 to the Registration Statement on Form N-1A filed on April 6, 2021.

	(rrrr)	Articles of Amendment to Registrant’s Articles of Amendment and Restatement (changing the name of the Global Advantage Portfolio to the Global Insight Portfolio), dated March 30, 2021, are incorporated herein by reference to Exhibit (a) (96) to Post-Effective Amendment No. 236 to the Registration Statement on Form N-1A filed on April 6, 2021.

(2)		Amended and Restated By-Laws, dated April 21, 2021, are incorporated herein by reference to Exhibit (b) to Post-Effective Amendment No. 238 to the Registration Statement on Form N-1A filed on April 30, 2021.

(3)		Not applicable.

(4)		Form of Agreement and Plan of Reorganization (is incorporated by reference to Exhibit 4 to the Registration Statement on Form N-14 filed on June 2, 2021 as Exhibit A to the Proxy Statement and Prospectus).

(5)	(a)	Specimen Security with respect to Morgan Stanley Institutional Fund, Inc. Class A shares is incorporated herein by reference to Exhibit 1(a) (Amended and Restated Articles of Incorporation), as amended to date to Post-Effective Amendment No. 26 to the Registration Statement filed on October 13, 1995 and is incorporated by reference to Exhibit 2 (Amended and Restated By-Laws), as amended to date to Post-Effective Amendment No. 33 to the Registration Statement filed on February 28, 1997.

	(b)	Specimen Security with respect to Morgan Stanley Institutional Fund, Inc. Class B shares is incorporated herein by reference to Exhibit 1(a) (Amended and Restated Articles of Incorporation), as amended to date to Post-Effective Amendment No. 26 to the Registration Statement filed on October 13, 1995 and is incorporated by reference to Exhibit 2 (Amended and Restated By-Laws), as amended to date to Post-Effective Amendment No. 33 to the Registration Statement filed on February 28, 1997.

(6)	(a)	Amended and Restated Investment Advisory Agreement between the Registrant and Morgan Stanley Investment Management Inc., dated June 30, 2009, is incorporated herein by reference to Exhibit (d)(1) to Post-Effective Amendment No. 230 to the Registration Statement on Form N-1A filed on March 6, 2020.

	(b)	Amended and Restated Sub-Advisory Agreement, dated May 30, 2013, between Morgan Stanley Investment Management Inc. and Morgan Stanley Investment Management Limited (relating to the Global Franchise Portfolio, Global Real Estate Portfolio, Global Sustain Portfolio, International Equity Portfolio, International Real Estate Portfolio and Real Assets Portfolio), is incorporated herein by reference to Exhibit (d)(2) to Post-Effective Amendment No. 217 to the Registration Statement on Form N-1A filed on April 30, 2019.

	(c)	Amended and Restated Sub-Advisory Agreement, dated June 30, 2009, between Morgan Stanley Investment Management Inc. and Morgan Stanley Investment Management Company (relating to the Emerging Markets Leaders Portfolio, Emerging Markets Portfolio, Global Real Estate Portfolio and International Real Estate Portfolio), is incorporated herein by reference to Exhibit (d)(3) to Post-Effective Amendment No. 217 to the Registration Statement on Form N-1A filed on April 30, 2019.

(7)		Distribution Agreement, between Registrant and Morgan Stanley Distribution, Inc. is incorporated herein by reference to Exhibit (e)(2) to Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A filed on April 29, 2005.

(8)		Not applicable.

(9)		Custodian Contract between the Registrant and State Street Bank and Trust Company, dated March 7, 2008, is incorporated herein by reference to Exhibit (g) to Post-Effective Amendment No. 230 to the Registration Statement on Form N-1A filed on March 6, 2020.

(10)	(a)	Amended and Restated Shareholder Services Plan under Rule 12b-1 for Class A Shares, is incorporated herein by reference to Exhibit (m)(1) to Post-Effective Amendment No. 230 to the Registration Statement on Form N-1A filed on March 6, 2020.

	(b)	Amended and Restated Distribution and Shareholder Services Plan under Rule 12b-1 for Class L Shares, is incorporated herein by reference to Exhibit (m)(2) to Post-Effective Amendment No. 215 to the Registration Statement on Form N-1A filed on April 12, 2019.

	(c)	Distribution and Shareholder Services Plan under Rule 12b-1 for Class C Shares, is incorporated herein by reference to Exhibit (m)(3) to Post-Effective Amendment No. 230 to the Registration Statement on Form N-1A filed on March 6, 2020.

	(d)	Amended and Restated Multiple Class 18f-3 Plan, is incorporated herein by reference to Exhibit (n) to Post-Effective Amendment No. 230 to the Registration Statement on Form N-1A filed on March 6, 2020.

(11)	(a)	Opinion and Consent of Dechert LLP, is incorporated by reference to Exhibit 11(a) to the Registration Statement on Form N-14 filed on June 2, 2021.

	(b)	Opinion of Ballard Spahr LLP, is incorporated by reference to Exhibit 11(b) to the Registration Statement on Form N-14 filed on June 2, 2021.

(12)		Opinion of Dechert LLP (as to tax matters), is filed herein.

(13)	(a)	Amended and Restated Administration Agreement between the Registrant and Morgan Stanley Investment Management Inc., dated August 26, 2016, is incorporated herein by reference to Exhibit (h)(1) to Post-Effective Amendment No. 165 to the Registration Statement on Form N-1A filed on April 28, 2017.

	(b)	Transfer Agency and Service Agreement with Boston Financial Data Services, Inc., dated April 1, 2013, is incorporated herein by reference to Exhibit (h)(2) to Post-Effective Amendment No. 230 to the Registration Statement on Form N-1A filed on March 6, 2020.

	(c)	Amendment to the to the Transfer Agency and Service Agreement with Boston Financial Data Services, Inc., dated June 2, 2014, is incorporated herein by reference to Exhibit (h)(2) of Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A of Morgan Stanley Limited Duration U.S. Government Trust, filed on September 26, 2014.

	(d)	Fee Waiver Agreement between the Registrant (relating to Multi-Asset Portfolio) and Morgan Stanley Investment Management Inc., dated August 2, 2016, is incorporated by reference to Exhibit (h)(4) to Post-Effective Amendment No. 153 to the Registration Statement on Form N-1A filed on August 26, 2016.

	(e)	Form of Appointment of Agent for Service of Process relating to Multi-Asset Cayman Portfolio, Ltd., is incorporated by reference to Exhibit (h)(5) to Post-Effective Amendment No. 153 to the Registration Statement on Form N-1A filed on August 26, 2016.

	(f)	Amendment to the Transfer Agency and Service Agreement with Boston Financial Data Services, Inc., dated May 23, 2017, is incorporated herein by reference to Exhibit (h)(4) of Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A of Active Assets Prime Trust, filed on October 27, 2017.

	(g)	Addendum to the Transfer Agency and Service Agreement with Boston Financial Data Services, Inc., dated October 5, 2017, is incorporated herein by reference to Exhibit (h)(5) of Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A of Active Assets Prime Trust, filed on October 27, 2017.

(14)		Consent of Ernst & Young LLP (with respect to Form N-14), is incorporated by reference Exhibit 14 to the Registration Statement on Form N-14 filed on June 2, 2021.

(15)		Not applicable.

(16)	Powers of Attorney of Directors, is incorporated by reference Exhibit 16 to the Registration Statement on Form N-14 filed on June 2, 2021.

ITEM 17. UNDERTAKINGS

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement on Form N-14 by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to this registration statement on Form N-14 and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of New York and State of New York on this 17th day of August, 2021.

MORGAN STANLEY INSTITUTIONAL FUND, INC.

By:	/s/ John H. Gernon
John H. Gernon
President and Principal Executive Officer

As required by the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures			Title	Date

(1) Principal Executive Officer			President and Principal Executive Officer

By:	/s/ John H. Gernon			August 17, 2021
John H. Gernon

(2) Principal Financial Officer			Principal Financial Officer

By:	/s/ Francis J. Smith			August 17, 2021
Francis J. Smith

(3) Majority of the Directors

Independent Directors

	Frank L. Bowman	Joseph J. Kearns
	Kathleen A. Dennis	Michael F. Klein
	Nancy C. Everett	Patricia Maleski
	Jakki L. Haussler	W. Allen Reed (Chairman)
Dr. Manuel H. Johnson

By:	/s/ Carl Frischling			August 17, 2021
Carl Frischling
Attorney-in-Fact for the Independent Directors

EXHIBIT INDEX

(12)	Opinion of Dechert LLP (as to tax matters).